UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
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KINDRED BIOSCIENCES, INC.
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KINDRED BIOSCIENCES, INC.
1555 BAYSHORE HIGHWAY, SUITE 200
BURLINGAME, CALIFORNIA 94010
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Daylight Time on Monday, June 22, 2021
The 2021 annual meeting of stockholders (the “Annual Meeting”) of Kindred Biosciences, Inc., a Delaware corporation, will be held on June 22, 2021 at 8:00 a.m. Pacific Daylight Time, at the San Francisco Airport Marriott Waterfront Hotel, 1800 Old Bayshore Highway, Meeting Room: Bayside 1, Burlingame, California 94010, for the following purposes, as more fully described in the accompanying Proxy Statement:
1.    To elect two Class II directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.    To conduct an advisory vote to approve our named executive officer compensation;
3.    To ratify the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
4.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on April 23, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 23, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement.
This Proxy Statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Kindred Biosciences, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors
/s/ Richard Chin

Richard Chin, M.D.
Chief Executive Officer, President and Director
Burlingame, California
April 29, 2021

i

KINDRED BIOSCIENCES, INC.
PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Daylight Time on Monday, June 22, 2021
This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2021 annual meeting of stockholders of Kindred Biosciences, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Monday, June 22, 2021 at 8:00 a.m. Pacific Daylight Time, at the San Francisco Airport Marriott Waterfront Hotel, 1800 Old Bayshore Highway, Meeting Room: Bayside 1, Burlingame, California 94010. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report is first being mailed on or about May 6, 2021 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What matters am I voting on?
You will be voting on:
•the election of two Class II directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•a proposal to approve, on an advisory basis, our named executive officer compensation;
•a proposal to ratify the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•    any other business as may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•    “FOR” the election of Raymond Townsend, Pharm.D. and Ervin Veszprémi as Class II directors;
•    “FOR” the approval of our executive compensation; and
•    “FOR” the ratification of the appointment of KMJ Corbin & Company LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

Who is entitled to vote?
Holders of our common stock as of the close of business on April 23, 2021, the record date, may vote at the Annual Meeting. As of the record date, there were 45,273,504 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•    Proposal No. 1: The election of each Class II director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominee who receives the largest number of votes cast “for” is elected as a director. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder “against” vote or abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for,” “against” or “abstain” on the nominees for election as a director.
•Proposal No. 2: The approval of our executive compensation requires the affirmative vote of a majority of the shares of our common stock that are cast affirmatively or negatively (excluding abstentions and broker non-votes) on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•Proposal No. 3: The ratification of the appointment of KMJ Corbin & Company LLP requires the affirmative vote of a majority of the shares of our common stock that are cast affirmatively or negatively (excluding abstentions and broker non-votes) on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
•    by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 21, 2021 (have your proxy card in hand when you visit the website);
•    by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•    by completing and mailing your proxy card (if you received printed proxy materials); or
•    by written ballot at the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•    entering a new vote by Internet or by telephone;
•    returning a later-dated proxy card;
•    notifying the Secretary of Kindred Biosciences, Inc., in writing, at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010; or
•    completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
If you plan to attend the meeting, you must be a record or street name holder of Company shares as of the record date of April 23, 2021.
On the day of the meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Seating will begin at 7:30 a.m., and the meeting will begin at 8:00 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Richard Chin has been designated as proxy by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holder will use his own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holder can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 6, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KMJ Corbin & Company LLP. Your broker will not have discretion to vote on the election of directors or approval of our executive compensation, each of which is a “non-routine” matter, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
Kindred Biosciences, Inc.
Attention: Investor Relations
1555 Bayshore Highway, Suite 200
Burlingame, California 94010
Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our Proxy Statement for our 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than January 6, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Kindred Biosciences, Inc.
Attention: Corporate Secretary
1555 Bayshore Highway, Suite 200
Burlingame, California 94010

Stockholders intending to present a proposal at the 2022 Annual Meeting of Stockholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our amended and restated bylaws. Our amended and restated bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2022 Annual Meeting of Stockholders no earlier than the close of business on February 22, 2022 and no later than the close of business on March 24, 2022. The notice must contain the information required by the amended and restated bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2022 Annual Meeting of Stockholders is more than 30 days before, or 60 days after, June 22, 2022, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the 90th day prior to the 2022 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in their discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
Nomination of Director Candidates
You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available on our website at https://kindredbio.com/Bylaws. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors, with each class having a three-year term. Vacancies on the Board of Directors and newly created directorships may be filled only by the remaining directors, and our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.
Our Board of Directors is currently composed of eight members. There are two nominees for election as Class II directors at the Annual Meeting. Each nominee is currently a director whose term of office expires in 2021 and is being nominated for re-election. A director is elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.
Director Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Raymond Townsend, Pharm.D. and Ervin Veszprémi as nominees for re-election as Class II directors at the Annual Meeting. If elected, Dr. Townsend and Mr. Veszprémi will each serve as a Class II director until the 2024 annual meeting of stockholders and until his respective successor is duly elected and qualified or until his earlier death, resignation or removal from office. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Dr. Townsend and Mr. Veszprémi. We expect that Dr. Townsend and Mr. Veszprémi will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of a director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.
    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The following table sets forth the names, ages as of March 31, 2021, and certain other information for our Class II directors with terms expiring at the Annual Meeting (who are nominees for election as directors at the Annual Meeting) and for each of the other current members of our Board of Directors. The following table is arranged in the order of our three classes of directors:

Directors	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Lyndon Lien, Ph.D.(1)	I	56	Director	2021	2023	-
Nanxi Liu(2)	I	30	Director	2021	2023	-
Herbert D. Montgomery(2)(3)	I	78	Director	2016	2023	-
Raymond Townsend, Pharm.D(1)(3)	II	76	Director	2013	2021	2024
Ervin Veszprémi(1)(2)	II	62	Director	2013	2021	2024
Denise M. Bevers	III	53	Director	2018	2022	-
Richard Chin, M.D.	III	54	Chief Executive Officer, President and Director	2012	2022	-
Joseph S. McCracken, D.V.M.(1)(3)	III	67	Director	2018	2022	-

(1)    Member of our Nominating and Corporate Governance Committee
(2)    Member of our Audit Committee
(3)    Member of our Compensation Committee

Nominees for Election as Class II Directors
    Raymond Townsend, Pharm.D., was appointed to our Board of Directors on November 11, 2013. From 2001 until his retirement in 2017, Dr. Townsend served as the President of Wasatch Health Outcomes, Inc., his personal consulting firm engaged in providing support for pharmaceutical product development, pricing and commercialization. From 1978 to 1988, Dr. Townsend was employed in various positions at the Upjohn Company, where he pioneered the first modern pharmacoeconomic research department within the pharmaceutical industry. Between 1988 and 1997, he served in various positions at Glaxo (now GlaxoSmithKline), culminating in the positions of Worldwide Director and Vice President, Outcomes, Epidemiology and Policy Research. Between 1998 and 2001, he was co-founder and Chief Executive Officer of Strategic Outcomes Services, Inc. From 2004 to 2009, he was Senior Vice President, Pharmacoeconomic & Epidemiology Outcomes Research, at Elan Pharmaceuticals, Inc. Dr. Townsend earned a B.A. in Economics at California State University and his Doctor of Pharmacy degree from the University of California, San Francisco. Dr. Townsend is well qualified to serve as a director because of his extensive experience in senior management roles in the pharmaceutical industry.
Ervin Veszprémi has been a member of our Board of Directors since February 15, 2013. Currently he is the Chairman of Sterling Pharma Solutions and also advises private equity companies on strategy and M&A opportunities in the global CDMO, API and genetics space. Formerly he was the Chief Executive Officer of Invent Farma, a vertically integrated generics company, between 2015 and 2016. Previously he served as Chief Executive Officer of Medichem, a pharmaceutical manufacturer, between 2003 and 2014, and has nearly 30 years of experience in the pharmaceutical industry, including 15 years in the animal health sector. Mr. Veszprémi served as the Vice President and Global Head of Marketing for Novartis Animal Health, one of the largest veterinary companies in the world, from 1998 to 2002. Mr. Veszprémi holds a physiology degree from the University of British Columbia and has studied management at Harvard Business School and Stanford University. Because of his extensive experience in the veterinary pharmaceutical industry, his extensive experience in commercialization, and his knowledge of the global animal health market, Mr. Veszprémi is well qualified to serve on our Board of Directors.

Continuing Directors
Class I Directors
Lyndon Lien, Ph.D., was appointed to our Board of Directors effective February 5, 2021. Dr. Lien is Chief Executive Officer and co-founder of Qinotto, a biopharmaceutical company discovering and developing therapeutics for neurological diseases. Previously, he was Operating Partner at Pivotal bioVenture Partners, a life sciences venture capital firm. He was also President, Chief Executive Officer, co-founder and member of the Board of Directors of Balance Therapeutics Inc., a rare cognition and sleep disorder biopharmaceutical company which he led from early preclinical development through Phase 2 clinical trials. Dr. Lien previously served in various strategy, business development, and operating roles at Elan, Johnson & Johnson, and McKinsey. Dr. Lien received a Ph.D. in Genetics and an A.B. from Harvard University, and an M.B.A. from MIT Sloan School of Management. Through his experience in senior management roles in the biopharmaceutical industry, Dr. Lien is well qualified to serve on our Board.
Nanxi Liu was appointed to our Board of Directors effective February 5, 2021. Ms. Liu is Chief Executive Officer and co-founder of Enplug, Inc., a digital display software company used by Fortune 500 companies, and was named one of Forbes 30 Under 30 and Fortune's 10 Most Promising Women Entrepreneurs. She also is the Chief Financial Officer and co-founder of Nanoly Bioscience, Inc., a venture-backed biotech company that develops polymers that enable vaccines and other biologics to be stored without refrigeration. Ms. Liu serves on the Board of Directors of CarParts.com, on the Board of Advisors for Covington Capital Management, and on the California Department of Motor Vehicles’ New Motor Vehicle Board. She received a B.S. in Business Administration and B.A. in Political Economy from the University of California, Berkeley. Through her experience in senior management roles, including in the life sciences industry, her experience serving on public company boards of directors, and her financial expertise, Ms. Liu is well qualified to serve on our Board.
Herbert D. Montgomery was appointed to our Board of Directors effective April 15, 2016. Mr. Montgomery has worked as a consultant providing senior management and financial consulting services since January 2009. From January 2001 until December 2008, Mr. Montgomery was Vice Chairman and Chief Executive Officer of Lightpost Holdings, LLC. From November 1999 to May 2001, Mr. Montgomery was Executive Vice President, Chief Financial Officer and Treasurer of Standard Media International. From January 1998 to November 1999, Mr. Montgomery was the Senior Vice President, Chief Financial Officer and Treasurer of Cotelligent, Inc. From June 1994 to January 1998, Mr. Montgomery was Senior Vice President, Chief Financial Officer and Treasurer of Guy F. Atkinson. Mr. Montgomery has taken three companies public and has served as financial advisor of technology, product and services companies over the last 30 years. Mr. Montgomery holds a Master of Science degree in Management and a Bachelor of Science degree in Finance from California State University, Northridge. Mr. Montgomery was Chairman of the Board and Director of The Institute for OneWorld Health, a Bill and Melinda Gates Foundation-funded nonprofit organization, engaged in developing drugs for neglected diseases, from 2000 to 2010. Mr. Montgomery was a Board Director of Bank of San Clemente from 1987 to 1991. Because of his extensive experience in senior management roles, including in the pharmaceutical industry, and his financial expertise, Mr. Montgomery is well qualified to serve on our Board.
    Class III Directors
Denise M. Bevers is one of our co-founders and served as our Chief Operating Officer from October 2012 to July 31, 2020, our Secretary from November 2013 to July 31, 2020, and our President from October 19, 2018 to July 31, 2020. On October 19, 2018, she was appointed to our Board of Directors. Ms. Bevers currently serves as Chief Operating Officer of DTx Pharma, Inc., a biotechnology company creating novel RNA-based therapeutics. Ms. Bevers co-founded and served as the President and Chief Executive Officer of SD Scientific, Inc., a privately held, full-service medical affairs and communications company, from August 2005 to June 2013. She has over 20 years of human pharmaceutical and research experience and is an expert in clinical operations, medical affairs, and scientific communications. Ms. Bevers has managed dozens of human drug development programs from Phase I through Phase IV at pharmaceutical companies Elan Pharmaceuticals and Skyepharma, and at Quintiles, a contract research organization. She began her clinical research career in 1989 as the Division Lead of the Urology Department at Scripps Clinic and Research Foundation, a non-profit medical research foundation, where she was integral in implementing the policies and procedures for the organization’s clinical research programs. Ms. Bevers earned an M.B.A. from Keller Graduate School of Management and a B.S. in Ecology, Behavior, and Evolution from the University of California, San

Diego, Revelle College. Through her experience and knowledge of our operations, and her extensive experience in the biotechnology and pharmaceutical industries, Ms. Bevers is well-suited to serve as a member of our Board of Directors.
Richard Chin, M.D., is one of our co-founders and has served as our Chief Executive Officer since October 2012. From October 2012 to October 2018, and since July 31, 2020, he has also served as our President. From October 2008 until December 2011, he was Chief Executive Officer of OneWorld Health, a Bill and Melinda Gates Foundation-funded nonprofit organization engaged in developing drugs for neglected diseases. From July 2006 until October 2008, Dr. Chin was President and Chief Executive Officer of Oxigene, a biotechnology company. From June 2004 to July 2006, he served at Elan Pharmaceuticals, initially as Senior Vice President of Medical Affairs, and then as Senior Vice President of Global Development. From March 1999 to June 2004, Dr. Chin served in various roles at Genentech, Inc., now a Division of Roche Group, culminating in his last position as the Head of Clinical Research for Biotherapeutics Unit, overseeing clinical development of all Genentech products except for oncology products. Dr. Chin currently serves as an adjunct professor at the University of California at San Francisco. Dr. Chin received his M.D. from Harvard University and also holds a law degree from Oxford University, where he studied as a Rhodes Scholar. Through his experience and knowledge of our operations, and his experience in drug development, and his experience serving on public company boards of directors, Dr. Chin is well-suited to serve as a member of our Board of Directors.
    Dr. Joseph S. McCracken, D.V.M., was appointed to our Board of Directors effective April 20, 2018. Dr. McCracken currently advises biopharmaceutical companies on the design and implementation of corporate strategy and business development initiatives. Dr. McCracken also serves on the boards of biopharmaceutical companies, including as a Director of Savara Pharmaceuticals, Regimmune Inc., Modalis Therapeutics, Neuropore Therapies and Lumos Pharma, Inc., and he previously served as a Director of NexVet. From July 2011 to September 2013, Dr. McCracken was Vice President and Global Head of Business Development & Licensing for Roche Pharma, a research-focused healthcare company, where he was responsible for Roche Pharma’s global in-licensing and out-licensing activities. From October 2009 until July 2011 he was General Manager, Roche Pharma Japan & Asia Regional Head, Roche Partnering. Prior to joining Roche Pharma, Dr. McCracken held the position of Vice President, Business Development at Genentech for more than nine years, and previously held similar positions at Aventis Pharma and Rhone-Poulenc Rorer. Dr. McCracken holds a Bachelor of Science in Microbiology, a Master of Science in Pharmacology and a Doctorate of Veterinary Medicine from The Ohio State University. We believe Dr. McCracken’s extensive experience in the biotechnology and pharmaceutical industries qualifies him to serve on the Board of Directors.
Director Independence
Our Board of Directors currently consists of eight members. Dr. Chin is not considered an independent director, because Dr. Chin serves as our Chief Executive Officer and President, and Ms. Bevers is not considered an independent director because she served as one of our executive officers during the past three years. Our Board of Directors has determined that each of our other six directors is an independent director in accordance with the listing requirements of The NASDAQ Stock Market. Pursuant to NASDAQ rules, our Board must consist of a majority of independent directors. The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Leadership Structure of the Board
Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors. Our amended and restated bylaws and corporate governance guidelines provide our Board of Directors with flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer, if we elect to appoint a Chairman of the Board. Currently we do not have a Chairman of the Board or a lead director although Dr. Chin, our Chief Executive Officer, generally chairs Board meetings. Our Board believes that oversight of our company is the responsibility of our Board as a whole, and that this responsibility can be properly discharged without a Chairman of the Board or lead director.
Board Meetings and Committees
During our fiscal year ended December 31, 2020, the Board of Directors held nine meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he served.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Six of our seven directors who were in office on the date of our 2020 Annual Meeting of Stockholders attended the meeting, either in person or by means of teleconference.
Our Board has established three standing committees, audit, compensation, and nominating and corporate governance, each of which operates under a written charter that has been approved by our Board. Each committee charter has been posted on the Corporate Governance section of our website at www.kindredbio.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Proxy Statement.
Audit Committee
The Audit Committee’s responsibilities include:
•    appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•    overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•    reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•    monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•    discussing our risk management policies;
•    establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•    meeting independently with our internal auditing staff, if any, registered public accounting firm and management;
•    reviewing and approving or ratifying any related person transactions; and
•    preparing the Audit Committee report required by SEC rules.

The members of our Audit Committee are Mr. Montgomery, Ms. Liu, and Mr. Veszprémi, and Mr. Montgomery serves as the chairperson of the committee. Our Board of Directors has determined that each of Mr. Montgomery, Ms. Liu and Mr. Veszprémi is an independent director under NASDAQ rules and under SEC Rule 10A-3. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Mr. Montgomery is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. The Audit Committee met four times during 2020.
Compensation Committee
The Compensation Committee’s responsibilities include:
•    annually reviewing and approving corporate goals and objectives relevant to CEO compensation;
•    determining our CEO’s compensation;
•    reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;
•    overseeing an evaluation of our senior executives;
•    overseeing and administering our cash and equity incentive plans;
•    reviewing and making recommendations to our Board with respect to director compensation;
•    reviewing and discussing annually with management our “Compensation Discussion and Analysis”; and
•    preparing the annual Compensation Committee report to be included in our Proxy Statements.
The members of our Compensation Committee are Dr. Townsend, Mr. McCracken, and Mr. Montgomery, and Dr. Townsend serves as the chairperson of the committee. Our Board has determined that each of Dr. Townsend, Mr. McCracken and Mr. Montgomery is independent under the applicable NASDAQ rules and regulations, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee met three times during 2020.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s responsibilities include:
•    identifying individuals qualified to become Board members;
•    recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;
•    reviewing and making recommendations to the Board with respect to management succession planning;
•    developing and recommending to the Board corporate governance principles; and
•    overseeing an annual evaluation of the Board.
The members of our Nominating and Corporate Governance Committee are Mr. Veszprémi, Dr. Lien, Mr. McCracken and Dr. Townsend, and Mr. Veszprémi serves as the chairperson of the committee. Our Board has determined that each of Mr. Veszprémi, Dr. Lien, Mr. McCracken and Dr. Townsend is independent under the applicable NASDAQ rules and regulations. The Nominating and Corporate Governance Committee met one time during 2020.

Compensation Committee Interlocks and Insider Participation
During 2020 and as of the date of this Proxy Statement, none of the members of our Compensation Committee was or is an officer or employee of the Company. In addition, during 2020, none of our executive officers served as a director or on the compensation committee (or its equivalent) of another entity that had one or more of its executive officers serve on our Compensation Committee or Board.

Code of Ethics and Business Conduct
We have adopted a written code of ethics and business conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. Our code of ethics and business conduct is available under the Corporate Governance section of our website at www.kindredbio.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The NASDAQ Stock Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Proxy Statement.
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of criteria and methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, personal and professional integrity, experience in corporate management, financial experience, experience in our industry, prior experience as a director of public and private companies, relevant academic experience, diversity of background and perspective, and independence under applicable corporate governance rules. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities.

Our Board of Directors and Nominating and Corporate Governance Committee believe that our Board of Directors should be a diverse body.  The Charter of the Nominating and Corporate Governance Committee states that, in recommending candidates for election or appointment to the Board of Directors, the Nominating and Corporate Governance Committee may consider diversity of background and perspective, including with respect to age, gender, race, expertise, and experience in substantive matters pertaining to our industry relative to other Board members.  Our Nominating and Corporate Governance Committee considers these diversity factors as well as the other factors described in the preceding paragraph in recommending to our full Board of Directors the nominees for election or appointment to the Board of Directors. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders so long as such recommending stockholder was a stockholder of record both at the time of giving notice and at the time of the annual meeting, and such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact the Secretary in writing. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our Secretary at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the nomination by the date specified in the “Stockholder Proposals” section above.
Communications with the Board of Directors
Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Secretary at Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Secretary in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to Richard Chin.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through standing committees of the Board of Directors that will address risks inherent in their respective areas of oversight. In particular, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking by our management.
Director Compensation
Our director compensation program is intended to enable us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors who are also employees of our company do not receive compensation for their service on our Board of Directors.
Non-employee directors do not receive cash for their services. Non-employee directors receive a retainer paid in stock options for service on the Board of Directors or for service on each committee of which the director is a member. The chair of each committee receives a higher retainer for such service. The stock options vest quarterly over a period of one year measured from the date of grant. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. The stock options awarded in 2020 to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member were as follows:

Name	Member Annual Grant	Committee Annual Grant Other than to the Chair	Annual Grant to Committee Chair
Board of Directors	46,000
Audit Committee		2,000	4,000
Compensation Committee		1,500	3,000
Nominating and Corporate Governance Committee		1,000	2,000

In January 2020, we granted to Mr. Montgomery a stock option to purchase 51,500 shares, each of Mr. Veszprémi and Dr. Townsend a stock option to purchase 50,000 shares, Ernest Mario, Ph.D. (who retired from the Board of Directors on February 5, 2021) a stock option to purchase 49,000 shares, and Mr. McCracken a stock option to purchase 48,500 shares of our common stock at an exercise price of $9.84 per share. Lyndon Lien, Ph.D. and Nanxi Liu became members of the Board of Directors on February 5, 2021 and therefore accepted no compensation from us for 2020. Denise Bevers served as our President and Chief Operating Officer until July 31, 2020, and therefore did not receive additional compensation for service as a director in 2020.
The following table sets forth information regarding the compensation of our non-employee directors earned during 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Herbert D. Montgomery	—	—	236,751	236,751
Raymond Townsend, Pharm.D.	—	—	229,856	229,856
Ervin Veszprémi	—	—	229,856	229,856
Ernest Mario, Ph.D.	—	—	225,258	225,258
Joseph McCracken, D.V.M.	—	—	222,960	222,960

(1)    Amounts represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. For additional information on the valuation assumptions, refer to the “Stock-based Compensation” and “Valuation Assumptions” under the “Notes to the Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021.

The table below shows the aggregate numbers of shares of common stock underlying option awards (exercisable and unexercisable) held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020:

Name	Number of Shares Underlying Exercisable Options Outstanding at Fiscal Year End	Number of Shares Underlying Unexercisable Options Outstanding at Fiscal Year End
Herbert D. Montgomery	218,399	12,875
Raymond Townsend, Pharm.D.	329,292	12,500
Ervin Veszprémi	395,900	12,500
Ernest Mario, Ph.D.	241,353	12,250
Joseph McCracken, D.V.M.	136,765	12,125
Denise Bevers	909,669	—

PROPOSAL NO. 2 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the executive compensation tables and accompanying narrative disclosure, as provided on pages 16 to 47. Accordingly, we are asking our stockholders to vote on the following resolution:
RESOLVED, that the holders of common stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and accompanying narrative disclosures.
As an advisory vote, this proposal is not binding on the Company. However, the Company values input from its stockholders and will consider the outcome of the vote when making future executive compensation decisions.
Our Compensation Committee and Board of Directors believes that our executive compensation program aligns well with our philosophy and corporate performance, and that it incentivizes and rewards our leadership for increasing stockholder value, while aligning the interest of our leadership with those of our stockholders on an annual and long-term basis.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS
Executive Officers
The following table sets forth the name, age and position of each of our executive officers as of March 31, 2021:

Named Executive Officers	Age	Position
Richard Chin, M.D.	54	Chief Executive Officer, President and Director
Wendy Wee	68	Chief Financial Officer and Secretary
Hangjun Zhan, Ph.D.	61	Chief Scientific Officer
Richard Chin, M.D., is one of our co-founders and has served as our Chief Executive Officer since October 2012. He also served as our President from October 2012 to October 2018, and since July 31, 2020. Additional information regarding Dr. Chin is set forth above under “Board of Directors and Corporate Governance.”
    Wendy Wee has served as our Chief Financial Officer since July 27, 2017. She also has served as our Secretary since July 31, 2020. Ms. Wee initially worked with the Company as a consultant beginning in October, 2014 and as our Vice President of Finance since December 30, 2014 until accepting her role as Chief Financial Officer. From 2002 until August 2014, Ms. Wee served in various positions at Telik, Inc., a biotechnology company focused on oncology, including as Principal Financial and Accounting Officer, Vice President of Finance, and Controller. Prior to her time at Telik, Inc., Ms. Wee was the Senior Director of Finance and Controller at Connetics, Inc., a biotechnology company focused on dermatological diseases. Previous to that, she held various management positions at Silicon Graphics, Inc., MIPS Computer Systems and Unisys Corporation.

    Hangjun Zhan, Ph.D., has served as our Chief Scientific Officer since January 16, 2018. Dr. Zhan has over 20 years of experience in the biotechnology sector and is a world renowned expert in protein design, expression, production, biochemistry, and biophysics. He holds a B.Sc. degree from Zhejiang University, M.S. and Ph.D. degrees from the University of Washington, and completed a post-doctoral fellowship at Harvard Medical School. Dr. Zhan is also the lead author of many peer-reviewed publications and book chapters. Previously, Dr. Zhan held positions at several biotechnology companies including Exelixis, Celera Genomics (Axys), Arris, and Aragen, where he led teams that successfully developed multiple products.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on our review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
                                Compensation Committee
                                Raymond Townsend, Pharm.D
                                Joseph S. McCracken, D.V.M.
                                Herbert D. Montgomery

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the 2020 compensation program for our principal executive officer, our principal financial officer, and the two executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers”). For 2020, our Named Executive Officers were:

•Richard Chin, M.D., our President and Chief Executive Officer (our “CEO”);

•Wendy Wee, our Secretary and Chief Financial Officer (our "CFO");

•Hangjun Zhan, Ph.D, our Chief Scientific Officer (our "CSO"); and

•Denise M. Bevers, our former President and Chief Operating Officer.

Ms. Bevers' employment with us ended on July 31, 2020.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2020. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2020, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Who We Are

    We are a biopharmaceutical company focused on saving and improving the lives of pets. Our mission is to bring to our pets the same kinds of safe and effective medicines that our human family members enjoy. Our core strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for pets, primarily dogs, cats and horses. We believe that this approach will lead to shorter development times and higher approval rates than pursuing new, non-validated compounds and targets. Our current portfolio includes one approved product and over 20 product candidates in development, consisting of both small molecules and biologics. In March 2020, we sold our first approved product, Mirataz®, to Dechra Pharmaceuticals PLC in exchange for a cash payment and future royalties.

        2020 Business Results

    2020 was a challenging year for us in many ways, although there were some notable successes as well. We restructured our business to prioritize our most attractive late stage programs and substantially reduce our expenses in order to best position the company for future success. Our financial results and product development for 2020 were as follows:

•For 2020, our net loss was $21.8 million, or $0.55 per share, as compared to a net loss of $61.4 million, or $1.59 per share, in 2019.

•We recorded $42.2 million in net product revenues for 2020 (including $38.7 million from the sale of Mirataz to Dechra Pharmaceuticals), as compared to $4.3 million for 2019.

•The cost of product sales totaled $3.9 million for 2020, resulting in a gross margin of 89% for the full year.

•As of December 31, 2020, we had $59.9 million in cash, cash equivalents, and investments, compared to $73.5 million at December 31, 2019. Net cash used in operating activities in 2020 was approximately $9.9 million.

Executive Compensation Actions

Based on our overall operating environment and the results for 2019 and 2020, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers in the first quarter of 2020 and 2021. Note that the actions for 2020 were based on our performance in 2019 and determined prior to the results of our 2020 Say on Pay vote and our reorganization. As a result, neither of these events were taken into account for the 2020 executive compensation decisions. However, both of those events were taken into account for our 2021 executive compensation decisions, as noted below.

•Base Salaries - In January 2020, provided an approximately 5% increase to the annual base salaries of our Named Executive Officers as a merit increase to remain competitive with the market.

In January 2021, based on our restructuring and revised business strategy, our Committee determined that there should not be any change to our executives’ base salaries. Base salaries remained the same as in 2020.

•Annual Cash Bonuses - At the recommendation of management, who proposed a 50% decrease in the earned incentive compensation, approved annual cash bonuses based on our 2020 performance of $170,625 for our CEO, which was equal to 46% of his target annual cash bonus opportunity and $43,440 for our CFO and $48,870 for our CSO, which were equal to 40% and 45% of their target annual cash bonus opportunities, respectively.

•Long-Term Incentive Compensation - Granted long-term incentive compensation opportunities in the form of stock options and service-based restricted stock units (“RSU”) to purchase shares of our common stock with aggregate grant date fair values ranging of approximately $507,828, as well as a stock option and a RSU that may vest and be settled for shares of our common stock for our CEO with an aggregate grant date fair value of approximately $3,046,968.

In January 2021, based on stockholder feedback as well as our restructuring and revised business strategy, the Committee determined that all equity grants would be solely in the form of stock options to better align executives with our long term stockholders. Based on our performance in 2020, including our stock price performance, the size and grant value of the awards granted in January 2021 to our Named Executive Officers was reduced by approximately 50% from their 2020 grant levels, with our CEO receiving a grant value of $962,869 and our CFO and CSO both receiving a grant value of $204,060.

Stockholder Advisory Votes on Named Executive Officer Compensation

At our Annual Meeting of Stockholders in 2020, we conducted a non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved our Say-on-Pay vote with 52.1% of the shares of the votes cast in favor of the proposal. Based on this low level of support, we engaged in stockholder outreach to understand our stockholders’ concerns with our executive compensation program.

In 2020, we held discussions with our stockholders regarding their concerns with our executive compensation program. We spoke with stockholders representing 13.5% of our shares outstanding (direct and beneficial holdings). Our discussions involved the entire Board.

In our discussions with stockholders, the following items were expressed:

•    Stockholders have a preference for executives to receive their equity awards in stock options rather than in RSUs, in order to reduce short term dilution and provide greater alignment with the stockholders and the long-term success of the Company; and

•    Executive compensation should take into account the performance of the company and stock price performance.

As a result of the communications with stockholders, the following actions were taken for 2021: base salaries for 2021 were frozen at 2020 levels; our CEO's 2020 bonus payout was only 46% of target and our CFO and CSO received bonus payouts of 40% and 45% of target, respectively; 2021 annual equity grants were awarded in stock options only and their grant values were substantially reduced to about 50% of the 2020 grant values.

We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will continue to consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers.

In 2019, the majority of our stockholders chose to have the Say-on-Pay vote annually, with 89.39% of the votes cast choosing this alternative. Based upon the results of this stockholder advisory vote, our Board of Directors determined to follow the stockholders’ recommendation and will submit the vote to approve compensation of the named executive officers of the Company on a non-binding, advisory basis to stockholders every year. The next stockholder vote on the frequency of our Say-on-Pay vote will be in 2025.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is either performance-based or “at-risk.”

We emphasize variable compensation that appropriately rewards our Named Executive Officers through three separate compensation elements:

•First, we provide the opportunity to participate in our annual cash bonus plan, which provides for payments if they produce short-term financial, operational, and strategic results that meet or exceed the corporate and individual goals established by our Board of Directors and the Compensation Committee.

•In addition, we grant stock options to purchase shares of our common stock, which comprise a substantial portion of their target total direct compensation opportunities, the value of which depends entirely on appreciation in the value of our common stock, aligning their interests with those of our stockholders. For 2021, the Compensation Committee determined that the Named Executive Officer equity grants should just be in the form of stock options to emphasize this alignment with stockholders and our pay for performance philosophy.

•Finally, we have granted RSUs, the value of which depends entirely on the value of our common stock, thereby incentivizing our executives to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

    What We Do

•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

•Use a “Pay-for-Performance” Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each Named Executive Officer’s target total direct compensation dependent upon our stock price performance over several years.

•Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

•Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2020.

•Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

•Stock Options are Granted at Fair Market Value. All grants of stock options, including to our Named Executive Officers, are granted with an exercise price equal to the fair market value on the grant date and our equity compensation plan prohibits stock option grants with an exercise price below the grant date fair market value.

    What We Do Not Do

•No Guaranteed Bonuses. We do not provide guaranteed bonuses to our Named Executive Officers. Bonuses are earned based on corporate and individual performance.

•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

•No Hedging. We prohibit our employees (including our Named Executive Officers) and the non-employee members of our Board of Directors from hedging our securities.

•No Special Welfare or Health Benefits. We do not provide our Named Executive Officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

•No Stock Option Re-pricing. We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Executive Compensation Objectives

The principal objectives of our executive compensation program, policies, and practices are to:

•offer competitive compensation which enables us to attract and retain high-caliber executives;

•reward the achievement of our business objectives by directly linking rewards to the achievement of objectives that build long-term stockholder value;

•recognize both corporate and individual performance by providing opportunities for career advancement and above-median short-term and long-term compensation based on measurable corporate and individual performance; and

•aligning the interests of our executives with those of our stockholders by incentivizing and rewarding the creation of stockholder value.

Our executive compensation program has reflected, and we expect that it will continue to reflect, the fact that we are a biopharmaceutical company with two products that have been commercialized (one of which we sold to Dechra Pharmaceuticals PLC in March 2020) and numerous product candidates in pre-clinical and clinical development and subject to regulatory approval. As a result, our revenues have been and will continue to be limited, and we expect to continue to incur net losses for at least the next several years . In an effort to preserve cash resources, our historical compensation programs have focused on long-term incentive compensation in the form of equity awards relative to cash compensation. This approach seeks to place a substantial portion of executive compensation at risk by rewarding our Named Executive Officers, in a manner comparable to our stockholders, for achieving our business and financial objectives.

In addition to long-term incentive compensation, we have also implemented a cash bonus plan for our Named Executive Officers. Payments under this cash bonus plan are based on our level of achievement of pre-established corporate performance goals. All of the performance goals of our Named Executive Officers are tied to corporate objectives to reflect the fact that they make the key strategic decisions influencing our Company as a whole.

We design and implement an executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements. The Compensation Committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other Named Executive Officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.

The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at www.kindredbio.com.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

The Compensation Committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:

•our executive compensation program objectives;

•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

•each individual executive’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

•the scope of each executive’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

•the prior performance of each individual executive, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•the potential of each individual executive to contribute to our long-term financial, operational, and strategic objectives;

•our CEO’s compensation relative to that of our executives, and compensation parity among our executives;

•our financial performance relative to our compensation and performance peers;

•the compensation practices of our compensation peer group and the positioning of each executive’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•the recommendations of our CEO with respect to the compensation of our executives.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its decisions. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.

The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. However, in making its determinations, the Compensation Committee reviews information prepared by an independent compensation consultant analyzing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (including a recommendation with respect to his own compensation) based on his evaluation of their performance for the prior year.

At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on each such individual’s level of performance for the prior year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above.

The Compensation Committee reviews and discusses his proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our other Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Our Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

Beginning in July 2018, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.

During 2020, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided the following services:

•an analysis of competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•providing competitive market data based on the compensation peer group for the non-employee members of our Board of Directors and evaluating how the compensation we pay our non-employee directors compares to how the companies in our compensation peer group compensate their directors;

•consulting with the Compensation Committee chair and other members between Compensation Committee meetings; and

•support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our Named Executive Officers. In 2020, Compensia did not provide any services to us other than the consulting services to the Compensation Committee.

The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The Compensation Committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4) and Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee did not raise any conflict of interest.

Competitive Market Data

Starting with our 2019 year, with the assistance of Compensia, we developed a peer group for purposes of assessing our executive compensation against the competitive market. This compensation peer group consists of biotechnology companies that are similar to us in terms of market capitalization, stage of development, therapeutic focus, and number of employees. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our Named Executive Officers.

The companies in the compensation peer group we developed in late 2018 for 2019 compensation decisions were also used for making compensation decisions for fiscal 2020. In 2018, these companies were selected on the basis of their similarity to us in size, as determined using the following criteria:

•market capitalization - approximately 0.33x to approximately 3.0x our market capitalization of approximately $475 million as of the time of selecting the peer group (approximately $160 million to $1.4 billion);

•industry sector - healthcare, with a focus on biotechnology and pharmaceuticals;

•clinical phase - pending approval or market; and

•headcount - 25 to 300 employees.

We also considered several key secondary factors, including a focus on animal health/biotechnology and complexity of pipeline (with a preference for companies with at least three drug candidates in the pipeline).

Our compensation peer group was as follows:

Abeona Therapeutics                        Inovio Pharmaceuticals
Achaogen                                Melinta Therapeutics
Aclaris Therapeutics                       Progenics Pharmaceuticals
Agenus                                    Rigel Pharmaceuticals
Anika Therapeutics                         Sorrento Therapeutics
Aratana Therapeutics                        Synergy Pharmaceuticals
Ardelyx                                    Verastem
CASI Pharmaceuticals                        Vericel
Cytokinetics

In addition, we also considered the compensation practices of the following reference peers: Akorn, Elanco Animal Health and Phibro Animal Health. We included them as reference peers because these companies have a similar focus on animal health, but are too large to be included in our primary peer group.

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Compensation Committee reviews our compensation peer group each year and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

In 2020, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonus Awards	Variable	Cash	Designed to motivate our executives to achieve annual corporate and individual objectives and provide financial incentives when we meet or exceed these annual objectives
Long Term Incentive Compensation	Variable	Equity awards in the form of options to purchase shares of our common stock and restricted stock units that may vest and be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

    Base Salaries

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other Named Executive Officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our CEO (including a recommendation with respect to his own base salary) and makes adjustments it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In January 2020, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process - Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee approved a merit base salary increase of approximately 5%, which was the same for all of our Named Executive Officers (except for the effect of rounding), effective January 1, 2020. The increase was intended as a merit increase for good performance in 2019 and to keep their base salaries competitive with the market. The base salaries of our Named Executive Officers for 2020 were established as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Percentage Adjustment
Richard Chin, M.D.	$620,000	$650,000	4.8%
Denise M. Bevers	$455,000	$477,000	4.8%
Wendy Wee	$345,000	$362,000	4.9%
Hangjun Zhan, Ph.D.	$345,000	$362,000	4.9%

In January 2021, the Compensation Committee reviewed base salaries of the Named Executive Officers and determined that no increase was appropriate. The Compensation Committee believed that base salaries were still competitive and with the corporate restructuring in 2020, it was not appropriate to increase any of our Named Executive Officers’ base salaries.

The base salaries paid to our Named Executive Officers during 2020 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

We use annual cash bonuses to motivate our employees, including our Named Executive Officers, to achieve our key annual business objectives. In January 2020, the Compensation Committee approved the corporate and individual performance goals for 2020 to provide financial incentives for us to meet or exceed the principal objectives set forth in our 2020 annual operating plan. Bonus payments for 2020 were to be made in the discretion of the Compensation Committee based on our level of achievement with respect to both corporate performance goals and individual performance goals (as described below) after considering the recommendation of our CEO.

Target Annual Cash Bonus Opportunities

Our Named Executive Officers’ employment agreements establish their target annual cash bonus opportunities for the year and are expressed as a specific percentage of each officer’s base salary. In January 2020, the Compensation Committee reviewed the target annual cash bonus opportunities of our Named Executive Officers, taking into consideration the recommendations of our CEO (including a recommendation with respect to his own target annual cash bonus opportunity) as well as the other factors described in “Compensation-Setting Process - Setting Target Total Direct Compensation” above. Target annual cash bonus opportunities of all Named Executive Officers were maintained at their 2019 levels, because the Compensation Committee believed that these target bonus amounts were still competitive to market and provided sufficient emphasis on paying our Named Executive Officers for our performance in achieving our annual company goals. The dollar value of each Named Executive Officer’s target annual cash bonus opportunity increased, however, as a result of the increases to their 2020 base salaries.

For 2020, the target annual cash bonus opportunities for our Named Executive Officers were as follows:

Named Executive Officer	2020 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2020 Target Annual Cash Bonus Opportunity
Richard Chin, M.D.	60%	$390,000
Denise M. Bevers	45%	$214,650
Wendy Wee	30%	$108,600
Hangjun Zhan, Ph.D.	30%	$108,600

At the beginning of 2020, our CEO, in consultation with each of the other Named Executive Officers, established individual performance goals for the Named Executive Officers other than the CEO. The individual performance goals were generally designed to align the goals of each such Named Executive Officer and his or her department with our overall business goals for the year. Our CEO did not have individual goals. Rather, his annual cash bonus was based entirely on the achievement of our business goals in recognition of his overall responsibility for our corporate performance. The individual performance goals involved both quantitative and qualitative metrics that were connected to the achievement of our corporate performance goals as well as the functional area of the company for which each of our other Named Executive Officers was responsible.

    2020 Annual Cash Bonus Decisions

In January 2021, the Compensation Committee reviewed our performance with respect to each Named Executive Officer’s performance goals and determined the extent to which each goal had been achieved during the year. The Compensation Committee then reviewed the individual performance of each of our Named Executive Officers other than the CEO based on an evaluation conducted by our CEO of their performance against their individual performance goals.

Based on these determinations and after considering the recommendations of our CEO (including a recommendation with respect to his own bonus payment), the Compensation Committee determined that our CEO receive an annual cash bonus payment equal to 44% of his target annual cash bonus opportunity. In addition, the Compensation Committee determined that our CFO's annual cash bonus payment be 40% of her target annual cash bonus opportunity and our CSO's annual cash bonus payment be 45% of his target annual cash bonus opportunity. These determinations were based on performance against our corporate goals as well as each executive’s individual goals, divided by half, as the Committee determined that none of the Named Executive Officers should receive more than 50% of the target bonus based on our overall company and stock price performance in 2020.

The following table sets forth the target annual cash bonus opportunities and the actual cash bonus payments made to our Named Executive Officers for 2020:

Named Executive Officer	2020 Annual Base Salary	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Actual Annual Cash Bonus Earned	Actual Annual Cash Bonus Earned (as a percentage of target bonus)
Richard Chin, M.D.	$650,000	60%	$170,625	44%
Denise M. Bevers	$477,000	45%	N/A	N/A
Wendy Wee	$362,000	30%	$43,440	40%
Hangjun Zhan, Ph.D.	$362,000	30%	$48,870	45%

The annual cash bonus payments made to our Named Executive Officers for 2020 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. Typically, these equity awards are granted in the form of stock options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may vest and be settled for shares of our common stock. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide a powerful long-term incentive for our Named Executive Officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. We believe that RSU awards align the interests of our Named Executive Officers with those of our stockholders by rewarding them for increases in our stock price. Unlike stock options, however, RSU awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our Named Executive Officers and furthering our retention objectives over the vesting term of the awards.

Typically, we have granted equity awards to our Named Executive Officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards. Instead, the Compensation Committee determines the amount of the equity award for each Named Executive Officer after taking into consideration a compensation analysis performed by our outside compensation consulting firm, the equity award recommendations of our CEO (including a recommendation with respect to his own award), the amount of equity compensation held by the Named Executive Officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), and the factors described in “Compensation-Setting Process-Setting Target Total Direct Compensation” above.

In January 2020, after considering the factors described in “Compensation-Setting Process-Setting Target Total Direct Compensation” and the other factors described above, the Compensation Committee determined to grant options to purchase shares of our common stock and RSU awards that may vest and be settled for shares of our common stock to our Named Executive Officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning and which also recognized the performance of each of our Named Executive Officers. The equity awards granted to our Named Executive Officers were as follows:

Named Executive Officer	Options to Purchase Shares of Common Stock	RSU Awards for Shares of Common Stock	Aggregate Grant Date Fair Value
Richard Chin, M.D.	300,000	150,000	$3,046,968
Denise M. Bevers	80,000	40,000	$812,524
Wendy Wee	50,000	25,000	$507,828
Hangjun Zhan, Ph.D.	50,000	25,000	$507,828

The options to purchase shares of our common stock vest (and become exercisable) over a four-year period, with 25% of the shares of our common stock subject to the options vesting on January 17, 2021 and the remaining shares vesting in 36 equal monthly installments over the following three years, contingent upon the Named Executive Officer remaining continuously in service to us through each applicable vesting date.

The RSU awards vest over a four-year period in four equal annual installments following the date of grant, contingent upon the Named Executive Officer remaining continuously in service to us through each applicable vesting date.

The equity awards granted to our Named Executive Officers during 2020 are set forth in the “Summary Compensation Table” and the “2020 Grants of Plan-Based Awards Table” below.

In January 2021, the Compensation Committee reviewed our executive equity grant policy and determined that the 2021 executive equity grants would be solely in stock options. The Committee believes that at the current stage of our development and after our 2020 corporate restructuring, that our Named Executive Officers should be focused on and rewarded for stock price appreciation. The Committee believes that stock options are the best way to achieve that goal.

         Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our Named Executive Officers and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of eligible compensation, not to exceed the statutory income tax limits. We may elect to match contributions made by participants in the Section 401(k) plan up to a specified percentage, and any matching contributions may, or may not, be fully vested as of the date when the contribution is made. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our Named Executive Officers include flexible spending accounts, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, health savings accounts, short-term and long-term disability insurance, basic life insurance, commuter benefits, and reimbursement for mobile phone coverage. These benefits are provided to our Named Executive Officers on the same basis as to all of our employees. Our Named Executive Officers are also eligible to participate in our broad-based employee stock purchase plan that is qualified under Section 423 of the Code (unless they own five percent or more of the total combined voting power or value of all classes of our outstanding stock).

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2020, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into written employment agreements with our CEO and each of our other Named Executive Officers. We believe that these arrangements were necessary to induce these individuals to forgo other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

These employment agreements were superseded and replaced in their entirety by amended and restated employment agreements which were entered into and effective as of May 22, 2018. Our Board of Directors approved the key changes to the employment agreements, with the Chairman of the Compensation Committee authorized to approve the final form of the amended and restated employment agreement of our CEO and our CEO authorized to approve the final form of the amended and restated employment agreement of our other Named Executive Officers. Each of these agreements provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and sets forth the minimum compensation arrangements for the Named Executive Officer, including his or her minimum base salary (which may be increased), minimum target annual cash bonus opportunity expressed as a percentage of his or her base salary (which may be increased), the grant of an annual equity award (in the case of our CEO and Ms. Bevers) or eligibility for future equity awards (in the case of Ms. Wee and Dr. Zhan), participation in our employee benefit programs, and reimbursement for all reasonable and necessary business expenses (the “Current Employment Agreements”). The Current Employment Agreements also require the Named Executive Officer to execute, to the extent that he or she has not already done so, our standard form of Confidentiality and Intellectual Property Agreement.

The Current Employment Agreements also provide that our Named Executive Officers will be eligible to receive certain severance payments and benefits in connection with certain terminations of employment, including in connection with a change in control of the Company. These post-employment compensation arrangements are discussed further in “Post-Employment Compensation” below.

For detailed descriptions of the employment agreements we maintained with our Named Executive Officers during 2020, see “Executive Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Post-Employment Compensation

We believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executives. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our Named Executive Officers.

The employment agreements of our Named Executive Officers contain certain protections in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the Company. We believe that these protections were necessary from a retention standpoint. These arrangements are designed to provide reasonable compensation to the Named Executive Officers if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our Named Executive Officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

In April 2018, our Board of Directors reviewed the post-employment compensation arrangements of our Named Executive Officers and determined that enhancement was necessary to retain top talent. As a result of this review, our Board of Directors approved certain amendments to the then-existing employment agreements of our Named Executive Officers as described above to include one or more of the following:

•revise the definitions of “change of control” and “corporate transaction” to be consistent with our equity incentive plans;

•provide for accelerated vesting of unvested equity awards granted to the Named Executive Officers upon a merger or other corporate transaction if his or her employment has not been terminated prior to the date of the corporate transaction; and

•revise certain of the severance benefits provided to the Named Executive Officers such that the cash severance payable upon a termination of employment by us “without cause” or by the Named Executive Officer for “good reason” (as those terms are defined in the Current Employment Agreements) to include (A) an amount equal to his or her target bonus, pro-rated based on the number of days actually served in the calendar year during which the employment termination occurs and (B) an amount equal to his or her target bonus in the calendar year in which the employment termination occurs multiplied by the length of his or her base salary severance term.

We believe these arrangements align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our most senior executives focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our stockholders.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the employment agreements of our Named Executive Officers, we have drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraph, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship without fault by the Company.

Under the terms of each of our Named Executive Officer’s employment agreement, in the event his or her employment is terminated by us without cause, or as a result of his or her death or disability, or if he or she resigns for good reason, or his or her employment is terminated within the 12 month period following a change in control of the Company, then, subject to his or her execution of a general release of claims in favor of the Company, the Named Executive Officer will be entitled to receive 12 months of his or her annual base salary (24 months in the case of Dr. Chin and 18 months in the case of Ms. Bevers), an amount equal to one times his or her target bonus (two times in the case of Dr. Chin and 1.5 times in the case of Ms. Bevers), an amount equal to his or her target bonus, pro-rated based on the number of days actually served in the calendar year during which the employment termination occurs, reimbursement for up to 18 months of insurance premiums for the continuation of coverage under our health benefit plans, and accelerated vesting of all of his outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction” (as defined in their employment agreements), if his or her employment has not been terminated prior to the corporate transaction, all equity awards previously granted to our Named Executive Officers by us will vest in full and, if applicable, be immediately exercisable by the Named Executive Officer or his or her heirs.

On July 31, 2020, we entered into a severance agreement with Ms. Bevers in connection with her departure as part of our reorganization. Based on her employment agreement, she received cash severance equal to eighteen months of her base salary, the opportunity to receive eighteen months of medical benefits and we accelerated the vesting of all of her outstanding equity awards. Ms. Bevers will also continue on our Board of Directors and be compensated like all other non-employee directors. As a result of her continued service as a director, her outstanding options will remain exercisable until the earlier of her departure from our Board of Directors or the maximum term of her options.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our Named Executive Officers during 2020, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2020, see “Executive Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Compensation Recovery Policy

We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging Prohibitions

Under our Insider Trading Policy, our employees, executive officers, and members of our Board of Directors are prohibited from:

•selling our securities short;

•buying or selling puts or calls or other derivative securities on our securities; and

•entering into hedging or monetization transactions or similar arrangements with respect to our securities.

Our executive officers and members of our Board of Directors are permitted to place our securities in a margin account or use such securities as collateral for a loan with the prior approval of our Compliance Officer.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), effective for taxable years beginning on or after January 1, 2018, disallows a deduction for federal income tax purposes to any publicly-traded corporation of remuneration in excess of $1 million paid in any taxable year to its covered employees, consisting of the principal executive officer, principal financial officer and the three other most highly-compensated executive officers for the taxable year. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years.

In approving the amount and form of compensation for our Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, approve compensation for our Named Executive Officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

    The Compensation Committee is aware of the financial accounting values for compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information regarding compensation for each of our 2020 Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard Chin, M.D.	2020	650,000	170,625	1,476,000	1,570,968	—	3,867,593
Chief Executive Officer and President	2019	620,000	279,000	495,500	2,198,888	—	3,593,388
	2018	520,000	223,600	1,312,500	877,870	—	2,933,970
Denise Bevers(4)	2020	278,250	—	393,600	418,925	1,162,688	2,253,463
Former President and Chief Operating Officer	2019	455,000	178,133	—	824,583	—	1,457,716
	2018	414,271	176,289	962,500	1,034,621	—	2,587,681
Wendy Wee	2020	362,000	43,440	246,000	261,828	—	913,268
Chief Financial Officer	2019	345,000	93,150	—	549,722	—	987,872
	2018	330,000	84,500	262,500	376,230	—	1,053,230
Hangjun Zhan, Ph.D.	2020	362,000	48,870	246,000	261,828	—	918,698
Chief Scientific Officer	2019	345,000	87,975	—	549,722	—	982,697
	2018	330,000	89,100	218,750	401,312	—	1,039,162
(1)    Cash bonuses were awarded for services performed in the year noted and paid in the subsequent year.
(2)    Amounts represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. For assumptions used in determining grant date fair market value, refer to Note 10 of Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 16, 2021. The amounts reported for these awards may not represent the actual economic values that our Named Executive Officers will realize from these awards as the actual value realized will depend on our performance and stock price and the continued employment of the Named Executive Officers.
(3)    Does not include perquisites and other personal benefits, unless the aggregate amount of such perquisites and other personal benefits exceeded $10,000. For Ms. Bevers, All Other Compensation in 2020 consisted of $1,162,688 in severance in connection with her resignation as the Company's Chief Operating Officer and President.
(4)    Ms. Bevers was promoted to President on October 19, 2018 and continued to serve as the Company's Chief Operating Officer. Effective July 31, 2020, Ms. Bevers terminated her employment as the President, Chief Operating Officer, and Secretary of KindredBio, although she remains on KindredBio’s Board of Directors.

2020 Grants of Plan-Based Awards
    The following table sets forth information regarding equity awards to our Named Executive Officers during the 2020 fiscal year.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Options or Awards ($/Share)
Name		Threshold ($)	Target ($)	Maximum ($)				Grant Date Fair Value of Stock and Option Awards ($)(4)
Richard Chin, M.D.	1/17/2020				150,000		$9.84	$1,476,000.00
	1/17/2020					300,000	$9.84	$1,570,968.00
			$390,000
Denise M. Bevers	1/17/2020				40,000		$9.84	$393,600.00
	1/17/2020					80,000	$9.84	$418,925.00
			$214,650
Wendy Wee	1/17/2020				25,000		$9.84	$246,000.00
	1/17/2020					50,000	$9.84	$261,828.00
			$108,600
Hangjun Zhan, Ph.D.	1/17/2020				25,000		$9.84	$246,000.00
	1/17/2020					50,000	$9.84	$261,828.00
			$108,600
(1)    For 2020, Dr. Chin had a bonus target of 60%, Ms. Bevers had a bonus target of 45% and Ms. Wee and Dr. Zhan had bonus targets of 30%. At its discretion, the Compensation Committee has the authority to pay any NEO in excess of or below his or her targeted bonus amount. The goals for 2020 were approved by the Compensation Committee in January 2020. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board in January 2021 upon reviewing results for 2020.
(2)    The restricted stock unit vests 25% per year over four years.
(3)    The option vests and becomes exercisable as to 25% of the total number of option shares on the first anniversary of the date of employment and in equal monthly installments over the ensuing 36 months.
(4)    The amounts shown represent the fair value per share as of the grant date of such award determined pursuant to stock based compensation accounting, multiplied by the number of shares. See Note 9 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 16, 2021, for a discussion of all assumptions made by us in determining the value of equity awards.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2020.

	OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Richard Chin, M.D.	2/4/13	400,000	—	0.36	2/4/23	—	—
	2/4/14	350,000	—	16.52	2/4/24	—	—
	2/5/15	197,771	—	6.46	2/5/25	—	—
	1/8/16	197,771	—	3.45	1/8/26	—	—
	1/23/17	171,354	3,646	6.40	1/23/27	25,000	107,750
	1/22/18	127,604	47,396	8.75	1/22/28	75,000	323,250
	2/1/19	183,333	216,667	9.91	2/1/29	37,500	161,625
	1/17/20	—	300,000	9.84	1/17/30	150,000	646,500
Denise M. Bevers (4)	2/4/13	28,525(2)	—	0.32	2/4/23	—	—
	5/9/13	49,613(2)	—	0.32	5/9/23	—	—
	8/29/13	20,400(2)	—	0.90	8/29/23	—	—
	8/29/13	96,092	—	1.37	8/29/23	—	—
	2/3/14	75,000	—	15.41	2/3/24	—	—
	1/26/15	59,031	—	6.96	1/26/25	—	—
	1/8/16	59,031	—	3.45	1/8/26	—	—
	4/5/16	30,000	—	3.60	4/5/26	—	—
	1/23/17	100,000	—	6.40	1/23/27	—	—
	1/22/2018	100,000	—	8.75	1/22/28	—	—
	10/22/2018	75,000	—	12.60	10/22/28	—	—
	2/1/19	150,000	—	9.91	2/1/19	—	—
	1/17/20	80,000	—	9.84	1/17/30	—	—
Wendy Wee	1/26/15	32,500	—	6.96	1/26/25	—	—
	1/27/16	10,000	—	3.25	1/27/26	—	—
	1/23/17	75,000	—	6.40	1/23/27	—	—
	7/28/17	45,833	4,167	7.10	7/28/27	—	—
	1/22/18	59,375	15,625	8.75	1/22/28	7,500	32,325
	2/1/19	54,167	45,833	9.91	2/1/19	—	—
	1/17/20	14,583	35,417	9.84	1/17/30	18,750	80,813
Hangjun Zhan, Ph.D.	4/2/14	12,000	—	19.96	4/2/24	—	—
	10/31/14	7,500	—	9.17	10/31/24	—	—
	1/26/15	8,000	—	6.96	1/26/25	—	—
	1/27/16	10,000	—	3.25	1/27/26	—	—
	4/5/16	15,000	—	3.60	4/5/26	—	—
	1/23/17	75,000	—	6.40	1/23/27	—	—
	7/24/17	45,833	4,167	7.65	7/24/27	—	—
	1/22/18	63,333	16,667	8.75	1/22/28	6,250	26,938
	2/1/19	54,167	45,833	9.91	2/1/19	—	—
	1/17/20	14,583	35,417	9.84	1/17/30	18,750	80,813

(1)    The option vests and becomes exercisable as to 25% of the total number of option shares on the first anniversary of the date of employment and in equal monthly installments over the ensuing 36 months.
(2)    Represents options held by SD Scientific, Inc., of which Ms. Bevers is the co-founder and a 50% stockholder. From August 2012 until June 30, 2013, SD Scientific, Inc. served as a consultant to our Company. In consideration of consulting services rendered, we granted SD Scientific, Inc. in February 2013 options to purchase 28,525 shares of our common stock at an exercise price of $0.32 per share. In

May 2013 and August 2013, respectively, we granted SD Scientific, Inc. additional stock options to purchase 49,613 shares of our common stock at an exercise price of $0.32 per share and 20,400 shares of our common stock at an exercise price $0.90 per share.
(3)    Determined by multiplying the number of unvested shares by $4.31, the closing price of our common stock on December 31, 2020.
(4)    In July 31, 2020, we entered into a severance agreement with Ms. Bevers in connection with her departure as part of our reorganization. The vesting of all of her outstanding equity awards was accelerated.

2020 Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard Chin, M.D.	—	—	75,000	$721,125
Denise M. Bevers	13,023	60,956	172,500	$908,000
Wendy Wee	—	—	13,750	$134,475
Hangjun Zhan, Ph.D.	—	—	12,500	$122,125
Retirement Plans
We have established a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. We may elect to match contributions made by participants in the 401(k) plan up to a specified percentage, and any matching contributions may, or may not, be fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, may enhance our executive compensation package and afford appropriate incentives our employees, including our executive officers, consistent with the interests of our stockholders.
No Tax Gross-Ups
We do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.
Equity Incentive Plans
    2012 Equity Incentive Plan
The Kindred Biosciences, Inc. 2012 Equity Incentive Plan was terminated in May 2016 and replaced by the 2016 Equity Incentive Plan. All awards made under the 2012 Equity Incentive Plan shall remain subject to the terms of that plan.
    2016 Equity Incentive Plan
The Kindred Biosciences, Inc. 2016 Equity Incentive Plan was terminated in June 2018 and replaced by the 2018 Equity Incentive Plan. All awards made under the 2016 Equity Incentive Plan shall remain subject to the terms of that plan.
    2018 Equity Incentive Plan
The Kindred Biosciences, Inc. 2018 Equity Incentive Plan, as amended (the "2018 Plan"), provides for awards of incentive stock options, non-statutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock awards We refer to these stock awards in this summary as the stock awards or awards.

As of December 31, 2020, we have awarded or granted under the 2018 Plan options to purchase a total of 2,064,921 shares of our common stock and restricted shares and restricted stock units covering a total of 598,657 shares of our common stock. 1,936,422 shares of our common stock remain available for issuance under the 2018 Plan.
Eligibility

Stock awards may be granted under the 2018 Plan to our employees (including officers), consultants, or affiliates, and to members of our Board of Directors. Pursuant to applicable tax law, we may grant incentive stock options only to our employees (including officers) and employees of our subsidiaries. As of March 31, 2021, we had a total of 65 employees and 7 non-employee directors who were eligible to be granted awards under the 2018 Plan.

Annual Compensation to Non-Employee Directors; Limitation on Annual Stock Awards to Participants

The 2018 Plan provides that the compensation payable by us to a non-employee director for services performed as a non-employee director, including, without limitation, the grant date value (determined under U.S. generally accepted accounting principles) of stock awards, cash retainers, committee fees and other compensation, shall not exceed $500,000 in the aggregate during any calendar year. Furthermore, the 2018 Plan provides that a maximum of 100,000 shares of our common stock subject to options and other stock awards may be granted to any non-employee director during any calendar year. The 2018 Plan also provides that no officer, employee or consultant may be granted stock awards covering more than 500,000 shares of our common stock during any calendar year pursuant to stock options, stock appreciation rights and other stock awards.

Administration

The 2018 Plan is administered by our Board of Directors, which may in turn delegate authority to administer the 2018 Plan to a committee. Our Board of Directors has delegated administration of the 2018 Plan to the Compensation Committee of the Board of Directors, but has retained the authority to concurrently administer the 2018 Plan with the Compensation Committee and may, at any time, re-vest in itself some or all of the powers previously delegated to the Compensation Committee. Subject to the terms of the 2018 Plan, the Compensation Committee may determine the recipients, numbers and types of stock awards to be granted, and terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the 2018 Plan.

Unless otherwise determined by the Board of Directors, the Compensation Committee shall be comprised of at least two directors, each of whom is (1) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) an “independent director” under applicable rules of The NASDAQ Stock Market LLC, including the independence rules of such stock exchange relating to compensation committee members. The Compensation Committee has the authority to delegate its administrative powers under the 2018 Plan to a subcommittee consisting of members of the Compensation Committee.

The 2018 Plan also permits delegation to one or more officers of the ability to determine the recipients, number of shares and types of stock awards (to the extent permitted by law) to be granted to employees other than our officers, subject to a maximum limit on the aggregate number of shares subject to stock awards that may be granted by such officers.

Stock Available for Awards

The total number of shares of our common stock reserved for issuance under the 2018 Plan consists of 4,600,000 shares (the “Share Reserve”). The closing price of our common stock on March 31, 2021, as reported on The NASDAQ Capital Market, was $4.97 per share.

The 2018 Plan provides that each restricted stock award and restricted stock unit award that is granted under the 2018 Plan on or after April 21, 2020 will be counted against the Share Reserve as two shares of common stock for each share of common stock that is subject to the restricted stock award or restricted stock unit award. Other awards granted under the 2018 Plan will continue to be counted against the Share Reserve as one share of common stock for each share of common stock that is subject to the award.

The shares of common stock subject to stock awards granted under the 2018 Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the Share Reserve and be available for issuance under the 2018 Plan. All shares that are withheld to satisfy tax requirements or that are used to pay the exercise or purchase price of a stock award will return to the Share Reserve and be available for issuance under the 2018 Plan. The 2018 Plan provides that if any shares of common stock subject to a restricted stock award or restricted stock unit award (whenever granted) again become available for issuance under the 2018 Plan pursuant to either of the preceding two sentences or as a result of any other expiration or termination of the award, the Share Reserve will be increased by two shares for each share of common stock that becomes available for issuance; shares of common stock subject to other awards under the 2018 Plan that again become available for issuance pursuant to the 2018 Plan will increase the Share Reserve by only one share for each share that becomes available for issuance.

Appropriate adjustments will be made to the Share Reserve, to the limit on the number of shares that may be issued as incentive stock options, to the exercise price and number of outstanding options, and to the limit on the number of shares that may be awarded to any one person in any calendar year in the event of any change in our common stock without the receipt of consideration by the Company through reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, spin-off, split-off, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, other than the conversion of convertible securities.

Repricing

The 2018 Plan expressly provides that, without the approval of our stockholders, the Compensation Committee may not provide for either the cancellation of underwater stock options or stock appreciation rights outstanding under the 2018 Plan in exchange for the grant of new awards, or the amendment of outstanding stock options or stock appreciation rights to reduce their exercise price.

Dividends and Dividend Equivalents

The 2018 Plan provides that (1) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date that such shares have vested, (2) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including, without limitation, any vesting conditions), and (3) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date, if any, such shares are forfeited to or repurchased by us due to a failure to meet any vesting conditions under the terms of the applicable award agreement.

Terms of Options

A stock option is the right to purchase shares of our common stock at a fixed exercise price during a specified period of time. Stock option grants may be incentive stock options or nonstatutory stock options. Each option is evidenced by a stock option agreement. The Compensation Committee determines the terms of a stock option including the exercise price, the form of consideration paid on exercise, the vesting schedule, restrictions on transfer and the term of the option.
Generally, the exercise price of a stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant. Options granted under the 2018 Plan will vest at the rate specified in the option agreement.
The term of an option granted under the 2018 Plan will be determined by the Compensation Committee, but may not exceed ten years. The Compensation Committee will determine the time period, including the time period following a termination of an optionholder’s continuous service relationship with us or any of our affiliates, during which an optionholder has the right to exercise a vested option. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s continuous service relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. Unless otherwise provided in the option agreement, if an optionholder’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of eighteen months in the event of disability and eighteen months in the event of death. The Compensation Committee has discretion to extend the term of any outstanding option and to extend the time period during which a vested option may be exercised following a termination of continuous service. The Compensation Committee also has discretion to accelerate the vesting of an option or a stock appreciation right following a participant’s termination of continuous service or to provide in an award agreement for continued vesting of an option or a stock appreciation right following a termination of continuous service.

Acceptable forms of consideration for the purchase of our common stock issued under the 2018 Plan may include cash, payment pursuant to a “cashless” exercise program developed under Regulation T as promulgated by the Federal Reserve Board, common stock owned by the participant, payment through a net exercise feature, or other approved forms of legal consideration.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or pursuant to a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are generally treated as nonstatutory stock options. In addition, the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2018 Plan is 3,000,000 shares. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:
•The option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•The term of any incentive stock option award must not exceed five years from the date of grant.

Terms of Restricted Stock Awards

Restricted stock awards are awards of shares of our common stock. Each restricted stock award is evidenced by an award agreement that sets forth the terms and conditions of the award. A restricted stock award may be granted in consideration for cash, the recipient’s services performed, or to be performed, for us or an affiliate of ours or other form of legal consideration. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture in accordance with the vesting schedule determined at the time of grant. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

A restricted stock unit is a right to receive stock or cash (or a combination of cash and stock) equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. Each restricted stock unit award is evidenced by an agreement that sets forth the terms and conditions of the award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule determined at grant. When a participant’s continuous service with us or any of our affiliates terminates for any reason, the unvested portion of the restricted stock unit award will be forfeited unless otherwise provided in the restricted stock unit award agreement.

Terms of Stock Appreciation Rights

Stock appreciation rights will be granted pursuant to a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The Compensation Committee determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2018 Plan vests at the rate specified in the stock appreciation right agreement as determined by the Compensation Committee.

When a stock appreciation right is exercised, the holder is entitled to an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2)

the number of shares of common stock with respect to which the stock appreciation right is exercised. We may pay the amount of the appreciation in cash or shares of our common stock or a combination of both.

The Compensation Committee determines the term of stock appreciation rights granted under the 2018 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if a participant’s continuous service with us, or any of our affiliates, ceases for any reason other than disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of eighteen months in the event of disability and eighteen months in the event of death. The Compensation Committee has discretion to extend the term of any outstanding stock appreciation right and to extend the time period during which a vested stock appreciation right may be exercised following a termination of continuous service.

Terms of Performance Awards

The 2018 Plan provides for the grant of performance stock awards and performance cash awards. A performance award may vest or be exercised upon achievement of pre-determined performance goals during a specified period. A performance award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee.

Performance-based stock and cash awards may be made subject to one or more of the following criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholders’ equity; (6) return on assets, investment or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit, operating profit or net operating profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt levels or debt reduction; (24) regulatory body approval for commercialization of a product; (25) implementation, completion or attainment of objectives relating to product research, product studies, product study results, product commercialization, regulatory approval and commercial or strategic milestones; (26) acquisition and development of manufacturing facilities for products; (27) measures of customer satisfaction or retention; (28) success in compliance with applicable laws and regulations and applicable accounting requirements; (29) investor relations activities and success; (30) stockholders’ equity; (31) capital expenditures; (32) measures of workforce diversity or retention; (33) growth of net income or operating income; and (34) any other measures of performance selected by the Board.

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the Compensation Committee may elect to make appropriate adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and/or the award of bonuses under our bonus plans; (10) to exclude expenses incurred in the acquisition or disposition of businesses; and (11) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Compensation Committee retains the discretion to reduce, eliminate or increase the amount that is payable upon attainment of the specified performance goals. The performance goals may differ from participant to participant and from award to award.

Terms of Other Stock Awards

The Compensation Committee may grant other forms of stock awards that are valued in whole or in part by reference to the value of our common stock. Subject to the provisions of the 2018 Plan, the Compensation Committee has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2018 Plan. Such other forms of stock awards may be subject to vesting in accordance with a vesting schedule determined at grant.

Corporate Transactions; Changes in Control

Corporate Transaction. In the event of certain significant corporate transactions, the Compensation Committee has the discretion to take one or more of the following actions with respect to outstanding stock awards under the 2018 Plan:

•Arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);

•Arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•Accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•Arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award; and

•Arrange for the surrender of a stock award in exchange for a payment equal to the excess of (1) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (2) any exercise price payable by such holder in connection with such exercise.

The Compensation Committee need not take the same action for each stock award.

For purposes of the 2018 Plan, a corporate transaction will be deemed to occur in the event of (1) the consummation of a sale of all or substantially all of our consolidated assets, (2) the consummation of a sale of at least 90% of our outstanding securities, (3) the consummation of a merger or consolidation in which we are not the surviving corporation, or (4) the consummation of a merger or consolidation in which we are the surviving corporation but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Change in Control. A stock award may be subject to additional acceleration of vesting and exercisability upon or after specified change in control transactions (as defined in the 2018 Plan), as provided in the stock award agreement or in any other written agreement between us or any affiliate and the participant.

Duration, Suspension, Termination and Amendment of the 2018 Plan

The Board of Directors may suspend or terminate the 2018 Plan at any time. Unless sooner terminated by our Board of Directors, the 2018 Plan shall automatically terminate on April 19, 2028, which is the day before the tenth anniversary of the date the 2018 Plan was adopted by the Board of Directors. No awards may be granted under the 2018 Plan while the 2018 Plan is suspended or after it is terminated.

The Board of Directors may amend the 2018 Plan at any time. However, no amendment, suspension or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. Furthermore, without stockholder approval, the Board of Directors does not have the right or authority (1) to increase the aggregate number of shares of common stock (including upon the exercise of incentive stock options) that may be issued under the 2018 Plan, other than in connection with specified capitalization adjustments such as stock splits and stock dividends and the other transactions described above under “Stock Available for Awards,” (2) to amend the provisions in the 2018 Plan relating to a prohibition on the repricing of stock awards, (3) to amend the 2018 Plan in any respect that requires stockholder approval under applicable stock exchange rules, or (4) to amend the 2018 Plan in any respect that requires stockholder approval under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable law.

Tax Withholding
The Compensation Committee may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (1) causing the participant to tender a cash payment, (2) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award, (3) withholding cash from an award settled in cash or from other amounts payable to the participant, (4) withholding payment from any amounts otherwise payable to the participant, or (5) by other method set forth in the award agreement.

2014 Employee Stock Purchase Plan
Additional long-term equity incentives are provided through our 2014 Employee Stock Purchase Plan (the "ESPP"). The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under the ESPP, all of our employees and officers (other than 5% owners of our common stock) are eligible participants. The ESPP permits participants to purchase our common stock through payroll deductions of between 1% and 20% of the participant’s compensation, up to a maximum of 2,000 shares per purchase period. The ESPP contains consecutive offering periods of approximately six months duration. The price of the common stock purchased will be the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of the purchase period.

2021 Base Salaries and Target Bonuses
Our Compensation Committee recently undertook a review of our compensation program for Named Executive Officers. We have historically established base salaries for our Named Executive Officers through negotiations with each Named Executive Officer, generally at the time the Named Executive Officer commenced employment with us, with the intent of providing base salaries at a level sufficient to attract and retain individuals with superior talent. In 2020, Compensia assisted us in developing a peer group for purposes of assessing our executive compensation against the competitive market. The compensation peer group consists of biotechnology companies that are similar to us in terms of market capitalization, stage of development, therapeutic focus and number of employees. As part of the January 20, 2021 compensation review, our Compensation Committee considered each Named Executive Officer’s individual performance, tenure with the company and level and scope of responsibility and experience, as well as market pay practices. Based on the foregoing considerations, our Compensation Committee approved the following base salaries and target bonuses for our Named Executive Officers for the 2021 fiscal year:

Name	2021 Base Salary	2021 Target Bonus
Richard Chin, M.D.	$650,000	$390,000
Wendy Wee	$362,000	$108,600
Hangjun Zhan, Ph.D.	$362,000	$108,600
2021 Equity Incentive Awards
Our Board of Directors and Compensation Committee believe that employees in a position to make a substantial contribution to the long-term success of our company should have a significant and ongoing stake in our success and that the size of such stake should reflect an employee’s ability to influence our long-term performance. Equity incentive awards not only compensate but also motivate and encourage retention of our Named Executive Officers by providing an opportunity to participate in the ownership of the company while promoting long-term value creation for our stockholders by aligning the interests of Named Executive Officers with the interests of our stockholders. As a result of the January 20, 2021 compensation review, our Compensation Committee approved grants of the following equity incentive awards to our Named Executive Officers, Dr. Chin, Ms. Wee and Dr. Zhan:

Name	Number of Option Shares
Richard Chin, M.D.	394,000
Wendy Wee	83,500
Hangjun Zhan, Ph.D.	83,500
The options granted to our Named Executive Officers have an exercise price per share equal to the closing market price of our common stock on the date of grant, which was $4.44 per share, and vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months.
Pension Benefits
    We do not offer any defined benefit pension plans or arrangements.
Nonqualified Deferred Compensation
    We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.
Equity Compensation Plan Information
The following table sets forth certain information as of December 31, 2020 regarding securities authorized for issuance under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
2012 Equity Incentive Plan (terminated)	2,586,792	$6.68	—
2016 Equity Incentive Plan (terminated)	1,726,019	$7.63	—
2018 Equity Incentive Plan	2,064,921	$10.01	1,936,422
Equity compensation plans not approved by stockholders	—	—	—
Total	6,377,732	$8.02	1,936,422

Executive Employment Agreements and Potential Payments Upon Termination or Change in Control
    Executive Employment Agreements
We have entered into written employment agreements with each of our Named Executive Officers. These employment agreements were superseded and replaced in their entirety by amended and restated executive employment agreements, which were entered into and effective as of May 22, 2018.
Each of these agreements provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and sets forth the minimum compensation arrangements for the Named Executive Officer, including his or her minimum base salary (which may be increased), minimum target annual cash bonus opportunity expressed as a percentage of his or her base salary (which may be increased), the grant of an annual equity award (in the case of Dr. Chin and Ms. Bevers) or eligibility for future equity awards (in the case of Ms. Wee and Dr. Zhan), participation in our employee benefit programs, and reimbursement for all reasonable and necessary business expenses.
The amended and restated employment agreements also provide that our Named Executive Officers will be eligible to receive certain severance payments and benefits in connection with certain terminations of employment, including in connection with a change in control of the Company.
Set forth below is a description of the material terms of the employment agreements we maintained with each of our Named Executive Officers in 2020, including the material terms and conditions of the post-employment compensation arrangements contained therein.
    Richard Chin, M.D.
On May 22, 2018, we entered into an amended and restated executive employment agreement with Dr. Chin pursuant to which he serves as our Chief Executive Officer on an at-will basis. Under the employment agreement, Dr. Chin receives an annual base salary of $520,000, which is reviewed annually and may be subject to upward adjustment by the Board of Directors. Dr. Chin is also entitled to receive a target annual cash bonus equal to 50% of his then-current base salary based on the achievement of pre-established individual and Company goals (which may be increased), the grant of an annual equity award and to participate in our employee benefit programs.

Under Dr. Chin’s employment agreement, if his employment is terminated by us without “cause,” or as a result of his death or disability, or he resigns for “good reason,” or his employment is terminated within the twelve month period following a “change in control” then, subject to his execution of a general release of claims, Dr. Chin will be entitled to receive 24 months of his then-current annual base salary, an amount equal to two times his then-current target bonus, an amount equal to his then-current target bonus pro-rated based on the number of days actually served in the calendar year during which his employment termination occurs, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of his outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Dr. Chin’s employment has not been terminated prior to the corporate transaction, all equity awards previously granted to Dr. Chin will vest in full and, if applicable, be immediately exercisable by Dr. Chin or his heirs.

“Cause” for purposes of Dr. Chin’s employment agreement means Dr. Chin has: (i) been grossly negligent in the performance of his duties; (ii) been convicted of or pleaded guilty or nolo contendre to a felony; (iii) committed a criminal act relating to his employment or the Company involving, in the good faith judgment of our Board of Directors, fraud or theft, but excluding any conviction which results solely from Dr. Chin’s title or position with our company and is not based on his personal conduct; (iv) breached any material provision of his employment agreement or of any nondisclosure or non-competition agreement between him and the Company; or (v) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company.

“Good Reason” for purposes of Dr. Chin’s employment agreement means: (i) without Dr. Chin’s express written consent, a material reduction in his title, status or responsibilities; or (ii) without Dr. Chin’s express written consent, a material reduction by the Company in Dr. Chin’s total compensation.

“Change in Control” for purposes of Dr. Chin’s employment agreement means: (i) any natural person, entity or a “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) becomes the direct or indirect owner of securities of the Company representing more than 50% of the combined voting power of the Company's then-outstanding securities other than by virtue of a merger, consolidation or similar transaction (subject to certain exceptions); (ii) a merger, consolidation or similar transaction involving the Company that results in the stockholders of the Company immediately prior thereto not owning outstanding voting securities representing more than 50% of the combined voting power of the surviving entity or parent of the surviving entity; (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries; or (iv) individuals who, as of the effective date of Dr. Chin’s employment agreement, are members of the Board of Directors, cease for any reason to constitute at least a majority of the members of the Board.

“Corporate Transaction” for purposes of Dr. Chin’s employment agreement means: the occurrence, in a single transaction or in a series of related transactions, of: (i) a sale or other disposition of all or substantially all of the consolidated assets of the Company; (ii) a sale or other disposition of at least 90% of the outstanding securities of the Company; (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

    Denise M. Bevers

On May 22, 2018, we entered into an amended and restated executive employment agreement with Ms. Bevers pursuant to which she served as our Chief Operating Officer on an at-will basis. On October 19, 2018, we entered into an Amendment No. 1 to her employment agreement, under which she also agreed to serve as the President of the Company, in addition to her continuing role as the Company's Chief Operating Officer. Ms. Bevers terminated her employment with us on July 31, 2020.

Under the amended employment agreement, Ms. Bevers received an annual base salary of $430,500, which was reviewed annually and was subject to upward adjustment by the Board of Directors. Ms. Bevers was also entitled to receive a target annual cash bonus equal to 45% of her then-current base salary based on the achievement of pre-established individual and Company goals (which could be increased), the grant of an annual equity award and to participate in our employee benefit programs.

Under Ms. Bevers’ amended employment agreement, if her employment was terminated by us without “cause,” or as a result of her death or disability, or she resigned for “good reason,” or her employment was terminated within the twelve month period following a “change in control” then, subject to her execution of a general release of claims, Ms. Bevers was entitled to receive 18 months of her then-current annual base salary, an amount equal to one and one half (1.5) times her then-current target bonus, an amount equal to her then-current target bonus pro-rated based on the number of days actually served in the calendar year during which her employment termination occurred, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of her outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Ms. Bevers’ employment had not been terminated prior to the corporate transaction, all equity awards previously granted to Ms. Bevers would vest in full and, if applicable, be immediately exercisable by Ms. Bevers or her heirs.

The definition of “cause” for purposes of Ms. Bevers’ amended employment agreement was the same as that found in Dr. Chin’s employment agreement, with the exception that “cause” under Ms. Bevers’ employment agreement was also defined to include her failure to perform any of her material obligations under her employment agreement or failure to execute and perform any directions of the CEO.

The definitions of “good reason,” “change in control,” and “corporate transaction” for purposes of Ms. Bevers’ amended employment agreement were all the same as those found in Dr. Chin’s employment agreement.

On July 31, 2020, we entered into a severance agreement with Ms. Bevers in connection with her departure as part of our reorganization. Based on her employment agreement , she received cash severance equal to eighteen months of her base salary, the opportunity to receive eighteen months of medical benefits and we accelerated the vesting of all of her outstanding equity awards. Ms. Bevers will also continue to serve on our Board of Directors and be compensated like all other non-employee directors. As a result of her continued service as a director, her outstanding options will remain exercisable until the earlier of her departure from our Board of Directors or the maximum term of her options.

    Wendy Wee

On May 22, 2018, we entered into an amended and restated executive employment agreement with Ms. Wee pursuant to which she serves as our Chief Financial Officer on an at-will basis. Under the employment agreement, Ms. Wee receives an annual base salary of $330,000, which is reviewed annually and may be subject to upward adjustment by the Board of Directors. Ms. Wee is also entitled to receive a target annual cash bonus equal to 30% of her then-current base salary based on the achievement of pre-established individual and Company goals (which may be increased), and is eligible for the grant of an annual equity award, as well as to participate in our employee benefit programs.

Under Ms. Wee’s amended employment agreement, if her employment is terminated by us without “cause,” or as a result of her death or disability, or she resigns for “good reason,” or her employment is terminated within the twelve-month period following a “change in control” then, subject to her execution of a general release of claims, Ms. Wee will be entitled to receive twelve months of her then-current annual base salary, an amount equal to one times her then-current target bonus, an amount equal to her then-current target bonus pro-rated based on the number of days actually served in the calendar year during which her employment termination occurs, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of her outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Ms. Wee’s employment has not been terminated prior to the corporate transaction, all equity awards previously granted to Ms. Wee will vest in full and, if applicable, be immediately exercisable by Ms. Wee or her heirs.

The definition of “cause” for purposes of Ms. Wee’s employment agreement is the same as that found in Dr. Chin’s employment agreement, with the exception that “cause” under Ms. Wee’s employment agreement is also defined to include her failure to perform any of her material obligations under her employment agreement or failure to execute and perform any directions of the CEO.

The definitions of “good reason,” “change in control,” and “corporate transaction” for purposes of Ms. Wee’s employment agreement are all the same as those found in Dr. Chin’s employment agreement.

    Hangjun Zhan, Ph.D.
    Dr. Zhan became our Chief Scientific Officer in January, 2018. We previously entered into an offer letter with Dr. Zhan in January 2014, as amended in June 2017, pursuant to which he served as our Executive Director and Head of Biologics Research.

On May 22, 2018, we entered into an amended and restated executive employment agreement with Dr. Zhan pursuant to which he now serves as our Chief Scientific Officer on an at-will basis. Under the employment agreement, Dr. Zhan receives an annual base salary of $330,000, which is reviewed annually and may be subject to upward adjustment by the Board of Directors. Dr. Zhan is also entitled to receive a target annual cash bonus equal to 30% of his then-current base salary based on the achievement of pre-established individual and Company goals (which may be increased), and is eligible for the grant of an annual equity award, as well as to participate in our employee benefit programs.

Under Dr. Zhan’s employment agreement, if his employment is terminated by us without “cause,” or as a result of his death or disability, or he resigns for “good reason,” or his employment is terminated within the twelve-month period following a “change in control” then, subject to his execution of a general release of claims, Dr. Zhan will be entitled to receive twelve months of his then-current annual base salary, an amount equal to one times his then-current target bonus, an amount equal to his then-current target bonus pro-rated based on the number of days actually served in the calendar year during which his employment termination occurs, reimbursement for up to 18 months of insurance premiums for continuation coverage under our health benefit plans and accelerated vesting of all of his outstanding stock options and other equity awards.

In addition, in the event of a “corporate transaction,” if Dr. Zhan’s employment has not been terminated prior to the corporate transaction, all equity awards previously granted to Dr. Zhan will vest in full and, if applicable, be immediately exercisable by Dr. Zhan or her heirs.

The definition of “cause” for purposes of Dr. Zhan’s employment agreement is the same as that found in Dr. Chin’s employment agreement, with the exception that “cause” under Dr. Zhan’s employment agreement is also defined to include his failure to perform any of his material obligations under her employment agreement or failure to execute and perform any directions of the CEO.

The definitions of “good reason,” “change in control,” and “corporate transaction” for purposes of Dr. Zhan’s employment agreement are all the same as those found in Dr. Chin’s employment agreement.

    Potential Payments Upon Termination or Change in Control
The following table provides estimates of the potential payments and other post-termination benefits our Named Executive Officers would receive in the circumstances described above, assuming that a qualifying termination of employment had occurred on December 31, 2020. Information is not presented for Ms. Bevers since she terminated her employment with the Company on July 31, 2020 and received the severance payments described above in this Proxy Statement.

Named Executive Officer	Cash Severance	Value of Acceleration of Equity Awards(1)	Health Care Benefits	Total Potential Payment
Richard Chin, M.D.	$2,470,000	$2,989,208	$56,659	$5,515,867
Wendy Wee	$579,200	$183,000	$18,137	$780,337
Hangjun Zhan, Ph.D.	$579,200	$182,875	$25,636	$787,711
(1)    Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the market value of the option shares for which vesting is accelerated over the exercise price for those option shares, using $4.31 per share for the market value, which is the closing market price of a share of our common stock on December 31, 2020. The dollar amounts of RSAs and RSUs are determined by multiplying the number of shares subject to the RSAs and RSUs for which vesting is accelerated by $4.31.

CEO Pay Ratio
    As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Richard Chin, our CEO. For 2020, the annual total compensation of our median employee (other than our CEO), was $167,365 and the annual total compensation of our CEO was $3,867,593. Based on this information, we estimated that our CEO's 2020 total compensation was 23.7 times that of the median employee.

    Our median employee was identified using the following methodology. We chose December 31, 2020 as the date for establishing the employee population used in identifying the median employee and used fiscal 2020 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, annual performance-based cash bonuses, commissions, and long-term equity awards based on their grant date fair values. Permanent employees who joined in 2020 were assumed to have worked for the entire year. All employees employed as of December 31, 2020 were captured. No cost-of-living adjustments were made. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KMJ Corbin & Company LLP (“KMJ”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2021. During our fiscal year ended December 31, 2020, KMJ served as our independent registered public accounting firm.
Notwithstanding the appointment of KMJ and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of Kindred Biosciences, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KMJ as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our Audit Committee is submitting the appointment of KMJ to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KMJ are not expected to be present at the Annual Meeting.
If our stockholders do not ratify the appointment of KMJ, our Audit Committee may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
  The following table sets forth fees billed by KMJ Corbin & Company LLP, our principal accounting firm, for the years ended December 31, 2020 and 2019. All such fees have been approved by our Audit Committee.

	Year Ended December 31,
	2020	2019
Audit Fees	$138,716	$212,324
Audit Related Fees (1)	25,000	21,200
Tax Fees	44,587	33,127
All Other Fees(2)	53,843	—
	$262,146	$266,651

(1)    Audit-Related Fees for the years ended December 31, 2020 and 2019 consist of fees billed for assurance and related services in connection with our follow-on equity and ATM financings.
(2)    Other Fees for the year ended December 31, 2020 consist of fees billed for Section 382 Study and 401K Audit.

Our Board of Directors established an Audit Committee in December 2013. The Audit Committee’s pre-approval policies and procedures and other protocols are discussed in its written charter which can be found at www.kindredbiosciences.com under the tab “Investors.”

Auditor Independence
In our fiscal year ended December 31, 2020, there were no other professional services provided by KMJ, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of KMJ.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF KMJ CORBIN & COMPANY LLP.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee provides assistance to our Board of Directors in fulfilling its oversight responsibility to the Company’s stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and our Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.
The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.
KMJ currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2020. KMJ does not have and has not had any financial interest, direct or indirect, in our company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors. The Audit Committee also has selected KMJ as our independent registered public accountants for 2021.
The Audit Committee has reviewed the Company's audited financial statements for the fiscal year ended December 31, 2020 and has discussed those financial statements with management and KMJ. The Audit Committee has also received from, and discussed with, KMJ various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with KMJ matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by KMJ to the Audit Committee pursuant to PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence).
Audit and non-audit services to be provided by KMJ are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.
In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of our internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.
Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021.
Respectfully submitted,
Audit Committee:
Herbert D. Montgomery, Chairman
Ervin Veszprémi
Nanxi Liu

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth certain information with respect to beneficial ownership of our securities as of March 31, 2021 by:
•persons known by us to be the beneficial owners of more than 5% of our issued and outstanding common stock;
•each of our Named Executive Officers, directors and director nominees; and
•all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Percentage ownership is based on 44,707,614 shares of our common stock outstanding on March 31, 2021. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of March 31, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
    Unless otherwise stated, the address of each stockholder named below is c/o Kindred Biosciences, Inc., 1555 Bayshore Highway, Suite 200, Burlingame, California 94010. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner
	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers, Directors and Director Nominees
Richard Chin, M.D (1)	3,773,646	7.67%
Denise M. Bevers (2)	1,001,889	2.04%
Wendy Wee (3)	349,873	*
Hangjun Zhan, Ph.D. (4)	354,307	*
Joseph S. McCracken (5)	161,015	*
Herbert D. Montgomery (6)	271,625	*
Raymond Townsend, Pharm.D. (7)	379,220	*
Ervin Veszprémi (8)	420,900	*
Lyndon Lien, Ph.D. (9)	11,750	*
Nanxi Liu (10)	12,000	*
All executive officers and directors as a group (ten persons) (11)	6,736,225	13.69%

5% or Greater Stockholders
BlackRock, Inc.(12) 55 East 52nd Street New York, New York 10055	2,672,113	5.43%

Name and Address of Beneficial Owner
	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Park West Asset Management LLC(13) 900 Larkspur Landing Circle, Suite 165 Larkspur, California 94939	6,628,757	13.47%
Point72 Asset Management, L.P.(14) 72 Cummings Point Road Stamford, Connecticut 06902	3,858,103	7.84%

*    Less than 1%.
(1)    Includes 1,791,375 shares of common stock subject to stock options exercisable within 60 days of March 31, 2021 and 8,000 shares of common stock owned by Dr. Chin’s minor children who share his household. Dr. Chin disclaims beneficial ownership of the shares held by his minor children, except to the extent of his pecuniary interest therein.
(2)    Includes 856,054 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2021.
(3)    Includes 300,834 shares of common stock subject to stock options exercisable within 60 days of March 31, 2021.
(4)    Includes 315,001 shares of common stock subject to stock options exercisable within 60 days of March 31, 2021.
(5)    Includes 161,015 shares of common stock subject to stock options exercisable within 60 days of March 31, 2021.
(6)    Includes 271,625 shares of common stock subject to stock options exercisable within 60 days of March 31, 2021.
(7)    Includes 354,292 shares of common stock subject to stock options exercisable within 60 days of March 31, 2021.
(8)    Includes 420,900 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2021.
(9)    Includes 11,750 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2021.
(10)    Includes 12,000 shares of common stock issuable upon exercise of stock options within 60 days of March 31, 2021.
(11)    Includes 4,494,846 shares of common stock subject to stock options exercisable within 60 days of March 31, 2021.
(12)    According to a report on an amendment to Schedule 13G filed with the SEC on January 29, 2021, the aggregate number of shares owned beneficially by BlackRock, Inc. ("BR") is 2,672,113 as of December 31, 2020, with sole voting power as to 2,622,866 shares and sole dispositive power as to 2,672,113 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company held by BR.
(13)    According to a report on an amendment to Schedule 13G filed with the SEC on February 16, 2021, Park West Asset Management LLC, a Delaware limited liability company (“PWAM”) is the investment manager to (a) Park West Investors Master Fund, Limited, a Cayman Islands exempted company (“PWIMF”), and (b) Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI” and, collectively with PWIMF, the “PW Funds”). Peter S. Park is the controlling manager of PWAM. As of December 31, 2020, the PW Funds held in aggregate 6,628,757 shares of common stock of the Company. The 6,628,757 shares of common stock held in the aggregate by the PW Funds may be deemed to be beneficially owned (x) indirectly by PWAM, as the investment adviser to PWIMF and PWPI and (y) by Mr. Park, as the sole member and manager of PWAM.
(14)    According to a report on Schedule 13G filed with the SEC on April 1, 2021, (a) Point72 Asset Management, L.P. (“Point72 Asset Management”) and Point72 Capital Advisors, Inc. reported shared voting power and shared dispositive power over 3,850,200 shares of common stock, (b) Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) reported shared voting power and shared dispositive power over 7,903 shares of common stock, and (c) Steven A. Cohen reported shared voting power and shared dispositive power over 3,858,103 shares of common stock as of March 31, 2021. Each reporting person directly owns no shares of common stock. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Asset Management, Point72 Capital Advisors Inc., and Cubist Systematic Strategies. Each reporting person disclaims beneficial ownership of any of the securities covered by the Schedule 13G.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of these filings and written representations from such directors and officers, we believe that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2020 with the exception of one late report on a Form 4 by Park West Asset Management LLC reporting the deemed cancellation and reentry of certain equity swaps from 2019.

RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
    The Audit Committee of our Board of Directors has been delegated responsibility for reviewing and approving transactions between us and our directors, officers or beneficial owners of 5% or more of our voting securities or their respective affiliates. Such related person transactions include, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

    There have been no reportable related person transactions requiring the review, ratification or approval of the Audit Committee since the beginning of fiscal 2020.

OTHER MATTERS
Fiscal Year 2020 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K, which we have made available to stockholders at the same time as this Proxy Statement. This Proxy Statement and our annual report are posted on our website at http://kindredbio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Kindred Biosciences, Inc., Attention: Investor Relations, 1555 Bayshore Highway, Suite 200, Burlingame, California 94010.
* * *
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the person named as the proxy in the enclosed proxy card will have discretion to vote the shares of our common stock he represents in accordance with his own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS Burlingame, California April 29, 2021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52638-P55551 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KINDRED BIOSCIENCES, INC.

The Board of Directors recommends you vote FOR items 1, 2 and 3:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Raymond Townsend, Pharm.D.	☐	☐	☐
1b. Ervin Veszprémi	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D52639-P55551

KINDRED BIOSCIENCES, INC.
Annual Meeting of Stockholders
June 22, 2021 at 8:00 AM PDT
This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of Kindred Biosciences, Inc. hereby appoint(s) Richard Chin, M.D., as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of KINDRED BIOSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM PDT on June 22, 2021, at the San Francisco Airport Marriott Waterfront Hotel,1800 Old Bayshore Highway, Meeting Room: Bayside 1, Burlingame, California 94010 and any adjournment or postponement of the annual meeting. Such proxy is authorized to vote in his discretion (1) for the election of any person to the Board of Directors if a nominee named herein becomes unable to serve or for good cause will not serve and (2) on such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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